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                                                                     EXHIBIT 5.1
                                                                     -----------


                           JONES, DAY, REAVIS & POGUE
                                2001 Ross Avenue
                           2300 Trammell Crow Center
                              Dallas, Texas  75201



                                 March 18, 1998

Fairfield Communities, Inc.
11001 Executive Center Drive
Little Rock, Arkansas 72211

     Re:  Registration of up to 8,197,006 Shares of Common Stock,
          par value $0.01 per share, of Fairfield Communities, Inc.
          --------------------------------------------------------------

Ladies and Gentlemen:


          We are acting as counsel to Fairfield Communities, Inc., a Delaware corporation (the "Company"), in connection with the offering by certain stockholders of the Company (the "Selling Stockholders") of up to 8,197,006 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company, of which 7,838,568 shares of Common Stock (the "Shares") are currently issued and outstanding, 212,626 shares of Common Stock (the "Option Shares") are issuable upon the exercise of options granted pursuant to the Vacation Break U.S.A., Inc. 1995 Stock Option Plan (the "Plan") and 145,812 shares of Common Stock (the "Warrant Shares") are issuable upon the exercise of warrants issued pursuant to Warrant Agreements, dated as of December 27, 1995, among Vacation Break U.S.A., Inc. and individual warrant holders, as amended and supplemented and Warrant Agreements, dated as of May 22, 1997, among Vacation Break U.S.A., Inc. and individual warrant holders, as amended and supplemented (collectively, the "Warrant Agreements").


          We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable. The Option Shares, are duly authorized and, when issued and delivered in accordance with the provisions of the Plan and the related agreements against payment of the consideration therefore and having a value not less than the par value thereof, will be validly issued, fully paid, and nonassessable. The Warrant Shares are duly authorized and, when issued and delivered in accordance with the provisions of the applicable Warrant Agreement against payment of the consideration therefore and have a value not less than the par value thereof, will be validly issued, fully paid, and nonassessable.

          In rendering the foregoing opinion, we have relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware as in effect on the date hereof.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended, and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.


                                        Very truly yours,

                                        /s/ Jones, Day, Reavis & Pogue